Exhibit 10.2

Dated 14 December 2018

(1) Moorfields Eye Hospital NHS Foundation Trust

(2) MeiraGTx UK II Limited

Overage Deed

relating to

Pharmacy Manufacturing Unit, Britannia Walk, N1 7LU

© Bevan Brittan LLP

Toronto Square - 7th Floor | Toronto Street | Leeds LS1 2HJ

T 0370 194 1000 F 0370 194 5465

Fleet Place House | 2 Fleet Place | Holborn Viaduct | London EC4M 7RF

T 0370 194 1000 F 0370 194 7800

Kings Orchard | 1 Queen Street | Bristol BS2 0HQ

T 0370 194 1000 F 0370 194 1001

Interchange Place | Edmund Street | Birmingham B3 2TA

T 0370 194 1000 F 0370 194 5001

www.bevanbrittan.com

THIS DEED is made the 14 day of December 2018

PARTIES

(1)    Moorfields Eye Hospital NHS Foundation Trust of Moorfields Eye Hospital, 162 City Road, London EC1V 2PD (Transferor)

(2)    MeiraGTx UK II Limited incorporated and registered in England and Wales with company number 09348737 whose registered office is at 92 Britannia Walk, London, England, N1 7NQ (Transferee)

AGREED TERMS

1.	Interpretation

The following definitions and rules of interpretation apply in this Deed.

1.1	Definitions:

Act of Circumvention: means any act of the Transferee or of any Group Company of the Transferee where the purpose of such act is to avoid an Overage Payment from arising or to delay the payment or reduce the size of any such Overage Payment.

Base Value: is the Purchase Price or an apportioned part of it relating to the part or parts which are the subject of the relevant Overage Disposal.

Deed of Covenant: in connection with any Disposal, a deed of covenant with the Transferor in which the disponee covenants with the Transferor to comply with the covenants given by the Transferee in this Deed in relation the whole of the Property or any part or parts disposed of (as the case may be) with effect from the date of the Disposal such deed being in the form reasonably required by the Transferor.

Default Rate: 3% per annum above the Interest Rate.

Disposal: a disposition within the meaning of section 205 of the Law of Property Act 1925 other than a Permitted Disposal (and including a Group Company Disposal).

Disposal Proceeds: the net proceeds (including (but not limited to) the value of any money or money’s worth and any deferred consideration but excluding any Value Added Tax) payable by the disponee for or attributable to an Overage Disposal less the following:

(a) a sum equal to the stamp duty land tax paid by the Transferee on the transfer of the Property (or the sum apportioned to the relevant part of the Property disposed of); and

(b) all items of proper expenditure (net of any VAT payable) properly incurred by the Transferee in connection with the Overage Disposal including without limitation, all charges, fees, disbursements properly charged by external consultants, advisers and agents employed by the Transferee in connection with the Overage Disposal provided that the Transferee gives to the Transferor in a form reasonably satisfactory to the Transferor reasonable evidence of all costs incurred or to be incurred in connection with the Disposal.

Group Company: any company which has the same Holding Company as the party in question and any company of which the party in question is a Subsidiary or Holding Company and “Holding Company” and “Subsidiary” have the meanings given to them in Section 1159 Companies Act 2009.

Group Company Disposal: any Disposal of the whole or any part or parts of the Property to a Group Company by the Transferee as part of an internal company reorganization or restructuring immediately followed by the grant of a new lease of the whole or relevant part of the Property by the Group Company to the Transferee.

Independent Surveyor: a Fellow of the Royal Institution of Chartered Surveyors with at least ten years’ experience in valuing properties similar to the Property and whose usual place of practice is within Greater London.

Interest Rate: the base rate from time to time of Barclays Bank plc.

Other Property: any property excluding the Property or any part or parts of the Property.

Overage Disposal: a Disposal where the land disposed of includes the whole or any part or parts of the Property and the subsequent grant of a new lease of the whole or relevant part of the Property to the Transferee or a Group Company but excluding a Group Company Disposal provided that the Group Company has simultaneously with the relevant Group Company Disposal entered into a Deed of Covenant with the Transferor.

Overage Payment: a sum calculated in accordance with the following formula:

(A - B) x C

Where:

A = Disposal Proceeds;

B = Base Value; and

C = Overage Percentage.

Overage Percentage: 50%

Overage Period: 5 years starting on the date of this Deed and ending at midnight on 13 December 2023.

Payment Date: the date on which an Overage Payment is to be made in accordance with paragraph 2.2.

Permitted Disposal: in relation to the whole or any part or parts of the Property, any of the following:

a)    the grant of an underlease of part of or the whole of the Property at open market rent without charging a premium for a term of no more than 21 years;

b)    the grant of a legal charge over the Property to a lender;

c)    the grant of easements or rights, transfer, lease or dedication to a local or other public authority pursuant to a requirement in an agreement or unilateral undertaking under section 106 of the Town and Country Planning Act 1990;

d)    the grant of easements or rights, transfer, lease or dedication to a highways authority to comply with highways requirements or in connection with the adoption or dedication of public highway; or

e)     the grant of easements or rights, transfer, lease or dedication to a utilities company for an electricity substation, gas governor, sewage or water pumping station, drainage balancing device or other similar matters for the provision of services.

Property: The premises comprised in the lease dated 12 October 2001 between (1) Islington and Shoreditch Housing Association Limited and (2) Moorfields Eye Hospital NHS Trust and registered at the Land Registry under title number EGL434767.

Purchase Price: £5,250,000 (five million two hundred and fifty thousand pounds) exclusive of VAT in the case of the first Overage Disposal of the whole or any part of the Property and in relation to any subsequent Overage Disposal the purchase price paid by the relevant disponee for the whole or relevant part as the case may be.

Satisfactory Consent: a consent in accordance with the requirements of the restriction referred to in paragraph 4.2 and the requirements of HM Land Registry from time to time.

Trigger Date: the date of completion of an Overage Disposal.

VAT: value added tax chargeable under the Value Added Tax Act 1994 and any similar replacement tax and any similar additional tax.

Working Day: any day from Monday to Friday (inclusive) which is not Christmas Day, Good Friday or a statutory Bank Holiday.

1.2	A person includes a natural person, corporate or unincorporated body (whether or not having separate legal personality).

1.3	Unless otherwise specified, a reference to a statute or statutory provision is a reference to it as amended, extended or re-enacted from time to time.

1.4	A reference to a statute or statutory provision shall include all subordinate legislation made from time to time under that statute or statutory provision.

1.5	Unless the context otherwise requires, references to paragraphs are to the paragraphs of this Deed.

1.6	Paragraph headings shall not affect the interpretation of this Deed.

1.7	In this Deed, a reference to:

(a)	the Transferor does not include its successors in title but includes any assignee to whom the benefit of the Transferee’s covenants in this Deed has been assigned pursuant to paragraph 2.7; and

(b)	the Transferee includes its successors in title.

2.	Overage Payment

2.1	On each occasion that a Trigger Date occurs during the Overage Period, an Overage Payment shall immediately become due from the Transferee to the Transferor.

2.2	The Transferee covenants that it shall pay each Overage Payment due under paragraph 2.1 to the Transferor on the later of:

(a)	the date which is 15 Working Days from and including the Trigger Date; and

(b)	the date which is 5 Working Days from and including the date on which the amount of the Overage Payment is agreed or determined in accordance with the terms of this Deed.

2.3

An Overage Payment shall be due in respect of each and every Trigger Date that occurs during the Overage Period notwithstanding that a Trigger Date may have previously occurred for the Property or any part or parts of it.

2.4

The Transferee covenants with the Transferor that it shall pay interest at the Default Rate to the Transferor on any Overage Payment that is not paid on its Payment Date. Such interest shall accrue on a daily basis for the period from and including the relevant Payment Date to and including the date of payment (whether before or after any judgment) and shall not affect any other remedy the Transferor may have.

2.5	The Transferee covenants that it shall:

(a)

supply the Transferor with a copy of any agreement for a Disposal of the whole or any part or parts of the Property that is entered into by the Transferee during the Overage Period within 5 Working Days of that agreement being entered into;

(b)

notify the Transferor in writing within 5 Working Days of completion of any Disposal of the whole or any part or parts of the Property during the Overage Period that the Transferee considers is not an Overage Disposal and at the same time supply the Transferor with:

(i)	a copy of the instrument effecting that Disposal; and

(ii)	appropriate evidence that is satisfactory to the Transferor (acting reasonably) that such Disposal is not an Overage Disposal; and

(c)	notify the Transferor in writing within 5 Working Days of any Trigger Date that occurs during the Overage Period and at the same time supply the Transferor with:

(i)	a copy of the instrument effecting that Overage Disposal;

(ii)	a statement of the amount of the Overage Payment that the Transferee considers is payable; and

(iii)	appropriate evidence that is satisfactory to the Transferor (acting reasonably) of how the figure in paragraph 2.6(c)(ii) was calculated.

2.6

The benefit of the Transferee’s covenants in relation to any matters contained in this Deed is assignable by the Transferor but notwithstanding any assignment the Transferor will remain liable to perform its obligations in this Deed.

3.	Amount of Overage Payment

3.1

If the parties agree the amount of an Overage Payment at any time after the relevant Trigger Date, the Transferee and the Transferor shall immediately sign and date a memorandum recording the amount of the Overage Payment and the date of the memorandum shall be the date of agreement for the purposes of paragraph 2.2(b).

3.2

If the Transferee and the Transferor fail to agree on the amount of an Overage Payment within 15 Working Days from and including the relevant Trigger Date, either party may refer the matter for determination by an Independent Surveyor.

3.3	The parties shall agree on the appointment of the Independent Surveyor and shall agree with the Independent Surveyor the terms of the appointment.

3.4

If the parties are unable to agree on an Independent Surveyor or the terms of the appointment within 20 Working Days from and including the date on which the matter was referred for determination under paragraph 3.2, either party shall then be entitled to request the President for the time being of the Royal Institution of Chartered Surveyors to appoint the Independent Surveyor and to agree with the Independent Surveyor the terms of the appointment.

3.5

The Independent Surveyor is required to prepare a written decision and give notice (including a written copy) of the decision on the amount of the Overage Payment to the parties within 20 Working Days from and including the date of the Independent Surveyor’s appointment.

3.6	If the Independent Surveyor dies or becomes unwilling or incapable of acting, or does not deliver the decision within the time required by this paragraph then:

(a)	either party may apply to the President of the Royal Institution of Chartered Surveyors to discharge the Independent Surveyor and to appoint a replacement Independent Surveyor; and

(b)	this paragraph shall apply to the new Independent Surveyor as if they were the first Independent Surveyor appointed.

3.7

The parties are entitled to make submissions to the Independent Surveyor including oral submissions and will provide (or procure that others provide) the Independent Surveyor with such assistance and documents as the Independent Surveyor reasonably requires for the purpose of reaching a decision.

3.8

The Independent Surveyor shall act as an expert and not as an arbitrator. The Independent Surveyor’s written decision shall be final and binding on the parties in the absence of manifest error or fraud.

3.9

The Transferee and the Transferor agree to pay the Independent Surveyor’s costs in the proportions determined by the Independent Surveyor within 15 Working Days from and including a demand for payment. If they are not so paid, the party against whom the costs were not awarded shall be entitled to pay the Independent Surveyor the sums due and recover the amount from the other party on demand.

3.10

In default of agreement pursuant to paragraph 3.1, the Overage Payment shall be the amount determined by the Independent Surveyor and the date of issue of the Independent Surveyor’s written decision shall be taken as the date of determination for the purposes of paragraph 2.2(b).

4.	Disposals and restriction

4.1

The Transferee covenants with the Transferor not to make any Disposal of the whole or any part or parts of the Property at any time during the Overage Period without first procuring that the person to whom the Disposal of the whole or any part or parts of the Property is made executes a Deed of Covenant simultaneously with the relevant Disposal and shall deliver the executed Deed of Covenant to the Transferor within 5 Working Days of the relevant Disposal.

4.2

The Transferee shall apply for the entry of the following restriction in Form L against the Transferee’s title to the Property at HM Land Registry simultaneously with the registration of the transfer of the Property to the Transferee and shall procure that the restriction has priority to any mortgage or charge entered into by the Transferee:

“Until 14 December 2023 no disposition of the registered estate by the proprietor of the registered estate, or by the proprietor of any registered charge, not being a charge registered before the entry of this restriction, is to be registered without a certificate signed by a conveyancer that the provisions of clause 4.1 of an overage deed dated 14 December 2018 made between (1) MeiraGTx UK II Limited and (2) Moorfields Eye Hospital NHS Foundation Trust have been complied with or do not apply to the disposition.”

4.3

Upon delivery of an executed Deed of Covenant to the Transferor in accordance with clause 4.1, the Transferee shall be released from its obligations arising under this Deed in relation to the whole or part of the Property to which the Disposal relates (as the case may be) with effect from the date of such Disposal.

5.	Transferor’s obligations

The Transferor covenants with the Transferee that the Transferor shall:

(a)	provide Satisfactory Consent for the registration of a Permitted Disposal of the whole or any part or parts of the Property at HM Land Registry immediately on receipt of written request to do so;

(b)

following a Permitted Disposal, if reasonably required by the Transferee in order to ensure that the same restriction (or a new restriction in the same terms) as the restriction referred to in paragraph 4.2 is not entered against the registered title to the Property (or relevant part of the Property in the case of the Permitted Disposal of part of the Property) once the disponee under that Permitted Disposal is registered as the registered proprietor of that title:

(i)	not object to an application by the Transferee or that disponee to cancel that restriction in relation to the Property (or part of the Property) disposed of under that Permitted Disposal; or

(ii)

in relation to any application by the Transferee or that disponee to withdraw that restriction, provide immediately on receipt of a written request from the Transferee or that disponee consent to that withdrawal in accordance with the requirements of HM Land Registry from time to time; and

(c)	provide Satisfactory Consent for the registration of a Disposal of the whole or any part or parts of the Property at HM Land Registry immediately on receipt of the later of:

(i)	of a Deed of Covenant properly executed by the person to whom the Disposal of the whole or any part or parts of the Property is being made; and

(ii)	if there are then sums due from the Transferee to the Transferor under the terms of this Deed payment to the Transferor of those outstanding sums,

(d)	apply for the withdrawal of the restriction entered against the title to the Property within 20 Working Days from and including the end of the Overage Period.

6.	Transferor’s costs

The Transferee covenants with the Transferor that it shall pay the Transferor’s reasonable legal and surveyor’s costs and disbursements including any irrecoverable VAT incurred in connection with:

(a)	each Deed of Covenant; and

(b)	the entry and withdrawal of each restriction against the title to the Property.

7.	VAT

7.1	Each amount stated to be payable by the Transferee to the Transferor under or pursuant to this Deed is exclusive of VAT (if any).

7.2	If any VAT is chargeable on any supply made by the Transferor under or pursuant to this Deed, the Transferee shall on receipt of a valid VAT invoice, pay the Transferor an amount equal to that VAT.

8.	Third party rights

A person who is not a party to this Deed shall not have any rights under the Contracts (Rights of Third Parties) Act 1999 to enforce any term of this Deed

9.	Governing law

This Deed and any dispute or claim arising out of or in connection with it or its subject matter or formation (including non-contractual disputes or claims) shall be governed by and construed in accordance with the law of England and Wales.

10.	Jurisdiction

Subject to paragraph 3.2 to paragraph 3.10 (inclusive), each party irrevocably agrees that the courts of England and Wales shall have exclusive jurisdiction to settle any dispute or claim arising out of or in connection with this Deed or its subject matter or formation (including non-contractual disputes or claims).

11.	Act of Circumvention

The Transferee covenants with the Transferor that the Transferee will act in fairness and good faith towards the Transferor in relation to this Deed, and will not carry out any Act of Circumvention (or allow any Group Company so to do).

This document has been executed as a Deed and is delivered and takes effect at the date stated at the beginning of it.

Executed as a Deed by Moorfields Eye Hospital

National Health Service Foundation Trust whose

Corporate common seal was hereunto affixed in

the presence of:-

Authorised Signatory:

Authorised Signatory:

Executed as a Deed by MeiraGTx UK II Limited

acting by [                    ], a director,

in the presence of:-

Director:

Witness signature:

Witness name:

Witness address:

Witness occupation: